Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-157406) on Form S-3 and the registration statements (No. 333-108162, 333-118976, 333-118977, 333-124964, 333-143203, 333-143204 and 333-158922) on Form S-8 of Noble Energy, Inc. of our reports dated February 18, 2010, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Noble Energy, Inc.

/s/KPMG LLP

Houston, Texas
February 18, 2010